Exhibit 99.1

Transcript of

United States Antimony Corporation

First Quarter 2026 Financial and Operational Results Webcast

May 14, 2026

Participants

Gary Evans - Chief Executive Officer & Chairman, United States Antimony Corporation

Richard Isaak - Senior Vice President & Chief Financial Officer, United States Antimony Corporation

Shawn Winkler - Interim Chief Financial Officer, United States Antimony Corporation

Joe Bardswich - EVP, Chief Mining Officer & Director, United States Antimony Corporation

Melissa Pagen - President & Chief Operating Officer, BRZ Division, United States Antimony Corporation

Jeffrey Fink - Vice President & General Manager, BRZ Division, United States Antimony Corporation

Aaron Tenesch - Vice President, Antimony Division, United States Antimony Corporation

Jonathan Miller - Vice President, Investor Relations & Global Sales Manager, United States Antimony Corporation

Presentation

Operator

Greetings. Welcome to the United States Antimony Corporation First Quarter 2026 Financial and Operating Results Conference call. At this time, all participants are in a listen-only mode. A question-and-answer session will follow the formal presentation. [Operator Instructions] Please note, this conference and webcast is being recorded.

I will now turn the call over to your host, Gary C. Evans, Chairman and CEO. You may begin.

Gary Evans - Chief Executive Officer & Chairman, United States Antimony Corporation

Thank you, Paul, and welcome to our listeners. The news release on our earnings should be out any moment now. It was taking a little bit longer to get out, but it should be out within a minute or two.

First, I’d like to start by introducing other members of the company’s management team who has joined me today on this call. We have seven speakers from management who’ll be talking about their respective divisions because we have a lot to say, quite frankly. So, those parties are as follows: Rick Isaak, Senior Vice President and Chief Financial Officer; Shawn Winkler, our Interim Chief Financial Officer; Joe Bardswich, our Director and Executive Vice President and our Chief Mining Engineer; Melissa Pagen, President and Chief Operating Officer of our Bear River Zeolite division; Jeff Fink, Vice President of our Antimony division up in Thompson Falls; Aaron Tenesch, who’s Vice President of our Antimony division, predominantly involved in procurements as well as Radersburg; and then Jonathan Miller, who’s Vice President of our Investor Relations.

Before I turn over the conference call today to Rick and Shawn to discuss our financial report, I first want to say that I have never been more excited about where this company is going. If you are, as an investor, knew only half as much as I do today, you’d also feel the excitement. This is no longer just an antimony company. Read the heading of our press release today. It says antimony, cobalt, gold, tungsten, and zeolite. We’re making significant progress on all of these mineral developments, as you will hear today from our seasoned management team, as they go over what all we’re up to. Rick, you’re up, and let us hear about the first quarter earnings.

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Richard Isaak - Senior Vice President & Chief Financial Officer, United States Antimony Corporation

Thanks, Gary. As announced in a prior press release, I took a leave of absence a couple of weeks ago to take care of some personal matters. It was fortunate that we’ve been working with a very talented financial person, Shawn Winkler, who could step in as interim CFO. Shawn’s experience over the prior 20-plus years includes corporate finance, capital markets, and executive leadership. He recently served as CFO of a full-service engineering, procurement, and construction firm in the energy industry and was an investment banker for over 15 years. Shawn’s been working on financial projects for the company since late last year and knows the management and finance teams well. So, this was an easy transition.

Okay. Next, I’ll provide some comments on our consolidated results. Sales for the first quarter of 2026 were $6.8 million, nearly comparable to last year’s sales of $7 million. Antimony segment sales were down 2%, and Zeolite segment sales were down 7%. Gross profit for the first quarter of 2026 decreased $1.3 million compared to last year’s first quarter. The majority of this decrease was due to higher labor, factory, and important freight costs. These cost increases were needed, kind of like Gary was saying, to get the talent, factory, and inventory we need for the expected ramp-up in production for the remainder of this year. We expect these costs to improve with economies of scale as sales increase.

Net loss for the first quarter of 2026 was $11.3 million, which was primarily due to non-cash stock compensation expense of $4.8 million and an unrealized loss on our investment in our Larvotto equity securities of $4.1 million, along with the higher cost of goods sold I mentioned just earlier.

Working capital and other balance sheet metrics remain strong. Our cash position, including our U.S. Treasury securities and equity securities, totaled $60.2 million at the end of the first quarter of 2026. In addition, subsequent to March 31, 2026, we received $12.8 million of cash from our expansion grant from the U.S. government and $48.6 million of gross proceeds from the sale of our stock. Also, inventory increased by $9.5 million to $22 million at the end of the first quarter of 2026, compared to $12.5 million at the end of 2025. In addition, we continue to maintain a very low amount of debt on our books, $162,000 at the end of the first quarter.

On the operations side, we continue our strategy as Gary was mentioning, quickly develop our antimony supply infrastructure where little existed before. And this includes both internal and external infrastructure. First, on the internal infrastructure side, plans are in place to mine antimony in the U.S. in 2026. We mined antimony in 2025, and our expectations are much higher in 2026 for both Montana and Alaska.

Second, on the external infrastructure side, contracts have been signed for monthly deliveries of antimony to our smelters in both Montana and Mexico, and our factories, our facilities are ready for this increased internal and external supply. Also, we continue to explore our mining sites in U.S. and Canada in 2026 for other critical minerals needed for the U.S. government and in industry, similar to what Gary again was mentioning at the beginning here.

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In addition, we saw an increase in zeolite sales of about 60% in March of 2026 compared to March of 2025 from our efforts to increase zeolite sales in the animal feed industry, predominantly cattle. This antimony and zeolite mining and processing infrastructure is being built quickly to support our growth plans. And we expect to see the results of our initiatives in the back half of this year.

The U.S. government recognizes the significance of our initiatives and granted us $27 million to assist with these initiatives. As I previously mentioned, in April of 2026, we received $12.8 million of this $27 million grant. Overall, we aggressively continue to implement our strategy of growth, diversification, and sustainability in 2026 for our company, our investors, and our country.

I’ll pass it back over to you, Gary.

Gary Evans - Chief Executive Officer & Chairman, United States Antimony Corporation

Okay. Thanks, Rick. Shawn, you want to introduce everybody about yourself and your involvement with the company?

Shawn Winkler - Interim Chief Financial Officer, United States Antimony Corporation

Yeah. Excited to be here. Thanks, Gary. Rick kind of went through my background, recently as CFO of a 500-person EPC company based out of Houston. Previous to that, I spent about 15 years as an investment banker, advising companies, including Gary in previous iterations on M&A and capital raising, anything from secured debt to public equity. Really excited to join this team at this critical stage, with the global intersection of critical mineral demand and supply chain security needs and accelerating global dynamics, with China restricting exports. I think this is an awesome time to be joining a really emerging company with a lot of growth potential. Excited to be here, Gary.

Gary Evans - Chief Executive Officer & Chairman, United States Antimony Corporation

Well, thank you. We’re glad to have you on board, Shawn. And you’ve already done a lot just in the short period of time you’ve been here. So, super. We’d like to now turn the call over to Joe Bardswich. If you would please update everyone on all our critical mineral field activities. Joe?

Joe Bardswich - EVP, Chief Mining Officer & Director, United States Antimony Corporation

Thank you, Gary. I’ll start with Stibnite Hill in Montana, source of the antimony that we mined last October, November. An early spring enabled our crews to access the mountain. However, the Montana DEQ requested leach tests of the stibnite ore to determine the potential leaching of antimony into the environment from the bedrock. U.S. Antimony has submitted a proposal to contain possible leaching utilizing a local available clay as an impermeable cover. Permission to proceed with our mining plans of the stibnite and hauling it to the Radersburg mill is expected within the next 2 weeks. 800 tons of stibnite grading 10% antimony was hauled to the mill in only 4 weeks during late October, early November. We expect that once we get going, we’ll have steady production until winter shuts us down.

Switching to tungsten at the Fostung deposits, Ontario, Canada. Record snowfall this past winter, combined with a warm spring snowmelt, resulted in regional flooding, causing sporadic closing of both the Trans-Canada Highway and the access road to Fostung. The roads are now open, and our crew has resumed work, including the collection of a bulk sample of typical mineralized material for additional metallurgical test work at the Lakefield Research Labs in Ontario.

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Discussions with operating flotation mills in the region are continuing regarding the processing of a large bulk sample in the area of 20,000 to 50,000 tons. This will be the first tungsten mine in North America in decades. The company has filed a technical report authored by SRK Consulting (Canada), Inc., an independent mineral consulting firm. That was filed with the SEC. The report calculated an inferred resource of 14.62 million metric tons grading 0.17% WO3, that’s tungsten trioxide, containing 53.595 million pounds of WO3.

Switching to Alaska and antimony. We worked at Ester Dome last year. That work will resume before month end with the investigation of antimony soil anomalies by both trenching the bedrock and the drilling of percussion holes through the overburden with the collection of rock cuttings for examination and assay analysis. The objective being to identify stibnite deposits that can be sent to Montana for bulk testing at the company’s Radersburg Mill. Also in Alaska, the Maclaren River K-M copper prospect. An Alaskan state geological survey in the area a year ago has reported collection of samples from our K-M claim.

The assay results indicated very high-grade copper values with minor gold and silver. We have scheduled a drill program for late summer to test continuity of the vein to depth. This would be USAC’s first copper project. Also in Alaska, the Nolan Creek antimony-gold deposit. This property was acquired through a trustee sale by public auction earlier this year. Our rating of the exploration potential of the property is very high, and an extensive exploration program will be conducted this summer.

The previously developed underground workings in one area give access to three parallel veins of antimony and gold. A technical report by qualified person, Tom Vinson, available to the public, has reported a resource of 42,412 tons grading 28% antimony and 0.408 ounces of gold per ton. That works out to a gross value in excess of $460 million at today’s prices. The company intends to upgrade the underground access ramp to meet MSHA regulations and commence mining of this high-grade ore. The ore would be trucked to our Radersburg gravity and flotation milling facility. Back to you, Gary.

Gary Evans - Chief Executive Officer & Chairman, United States Antimony Corporation

Joe, before I let you go, regarding our Fostung tungsten mine up in Canada, which I know the market just has not yet figured out how valuable we believe that is. If we were to apply today’s tungsten price to what this third-party report, this resource report that we got earlier this year that we filed with the SEC, which states our potential reserves, what would that value be, again, based on today’s tungsten price?

Joe Bardswich - EVP, Chief Mining Officer & Director, United States Antimony Corporation

The last price I have for tungsten would be $3,300 per metric ton unit. Using that price, the gross value before mining, processing, et cetera, the gross value would be $9.3 billion.

Gary Evans - Chief Executive Officer & Chairman, United States Antimony Corporation

$9.3 billion. And, again, Fostung tungsten is an open pit. You’ve already moved material now to go to the lab, and we hope to be doing much more active operations there later this year. As you said, weather has hurt us a bit on the roads. Is that right?

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Joe Bardswich - EVP, Chief Mining Officer & Director, United States Antimony Corporation

That’s correct. And the local First Nations, the Whitefish River First Nation, have agreed to perform a blessing ceremony to start us off, and we’re looking forward to getting that started and bringing some of the benefits of that deposit to the benefit of the First Nations people.

Gary Evans - Chief Executive Officer & Chairman, United States Antimony Corporation

Yeah. I don’t think any tungsten has been mined in either the United States or Canada, I know at least 10 years, maybe 20 years. So, this would be the first active tungsten mine, which we’re showing just under $10 billion of future value mined in the U.S. And so, everybody knows, we’ve made formal applications with the federal government for grant money associated with this tungsten discovery.

Thanks, Joe. Appreciate it, and we’ll now jump the call over to Melissa Pagen. Melissa is President and Chief Operating Officer of our BRZ Division, which is our zeolite subsidiary. And she’s made me promise not to steal her thunder, which I won’t, even though I want to. I will let Melissa take over the call.

Melissa Pagen - President & Chief Operating Officer, BRZ Division, United States Antimony Corporation

Okay. Thank you, Gary. In the first quarter, our focus has been to execute on the priorities we outlined in the beginning of the year, specifically strengthening the operational capabilities required to support strategic growth in our target market, especially cattle nutrition. You may recall our cattle nutrition business segment launched in February. This business segment required several front-loaded costs to establish the operational capabilities needed to support it and to create a foundation for scaling it. These costs were intentional.

During the quarter, we expanded logistics capabilities, we increased inventory to support bulk delivery, and we added staffing ahead of full utilization as we prepare for multi-shift operations. In parallel, we’ve continued to develop key infrastructure and automation initiatives to support higher throughput expectations and improve long-term efficiency. These initiatives are still in process and will continue into the second quarter and have continued in the second quarter. But, we expect those to materially increase throughput capacity, improve cost efficiency and enable more consistent scalable operations over time.

We’ve also been operating in a higher cost freight environment, particularly with the cost of diesel, as we scaled delivery to meet demand. Freight in its current form for us is a whole new factor now that we’re offering delivered pricing for the first time in company history in order to serve and compete in the cattle nutrition space. And, again, to operate in this space, that level of service and supporting infrastructure are not optional. They are required.

As mentioned at the beginning of the year, we’ve also begun actively participating in cattle industry conferences, where we’ve made strong progress getting our name and product in front of key decision makers. And I’m happy to report we continue to be very well-received, and that increased visibility is continuing to translate into new customer engagement. To add an exclamation point here, as recent as the past 2 weeks, we’ve brought on 2 new cattle nutrition customers and are in discussions with others, none of which were even on our radar during our last update call.

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Here’s my favorite part that Gary was talking about. In March, we achieved a record number of tons of zeolite shipped, exceeding our monthly target by approximately 42%. And that momentum continued into April, where shipments increased further to roughly 66% above target. I hope I’m okay to talk about April. Again, both March and April broke all-time records for total tons of zeolite shipped. What’s key in all of this is that demand is now outpacing our existing infrastructure, and the phased upgrades underway are essential to keep up with volumes that are consistently increasing.

While the first quarter results begin to reflect our upfront investment required to build our overall capacity, the trajectory exiting the quarter is one of accelerating demand, increasing utilization, and a clear path toward improved operating performance. And real quick, Gary, I had some feedback last time that I went a little too into the weeds of cattle lingo, so hopefully I kept that reeled in this time. That’s all. Thank you.

Gary Evans - Chief Executive Officer & Chairman, United States Antimony Corporation

No problem. So, just to kind of refresh everybody about the BRZ zeolite subsidiary. When I first came on board 3 years ago, one of the first things I attacked was getting this facility up and running, and that was the result of Jeff Fink being hired, who he’s going to talk here in a second. He was the mechanical engineer that really did the hard work there in the field. So, we are extremely excited after Joe Bardswich made the decision that, “Hey, we need to do a resource report on this property, which we did, and that report showed over a 400-year supply of zeolite.”

Now, obviously, a 400-year supply doesn’t do any of us any good. So, we want to get that down to less than 100 years or less than 50 years, because none of us are going to be around 400 years from now. So, that’s what Melissa and her team are doing. They’re driving sales. This company never did any marketing in its 30-plus year history, never did any marketing of zeolite. And, we now have salespeople that are highly qualified in the field that can talk the language to the cattlemen. We’re going to conferences, and we’re seeing immediate results, because we know we have the highest quality zeolite of any mine in the world, and now we have a huge supply, so we need to double, triple, quadruple sales, and that’s what we’re attempting to do.

The results of Melissa’s team and their hard work are showing now. You didn’t really see much of it in the first quarter. You’ll see a lot of it in the second quarter. And now, we’ve got to make some capital improvements. We’ve got to be able to meet the demand of these new customers. So, that’s a good problem to have, and it’s not a large expenditure. There are automation things that we can do to be able to expedite moving this material. So, very excited of where BRZ is going.

I’m going to now turn the call over to Jeff Fink. I know all of you want to hear what is the status of your expansion in Thompson Falls, and Jeff’s going to give us a great update. Jeff?

Jeffrey Fink - Vice President & General Manager, BRZ Division, United States Antimony Corporation

All right. Thank you, Gary. The Thompson Falls expansion is getting very close to becoming operational, which will be done in stages. We now have all the heat exchanger bodies on site and in place, but we still need one set of parts to make them functional. We did fabricate our own for three of them, which should allow us to run those three at 50% of capacity. The OEM parts should start arriving the last week of May with enough to get one to two additional furnaces running per week. We should have all these parts, and they will run all nine furnaces near mid-July.

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We started commissioning activities at Thompson Falls at the beginning of May. This time, we have enough systems running for three functional furnace lines that can run manually. Controls and ways to load the furnaces are still pending, should be resolved in the next week or two. As with any commissioning activities, unexpected problems are expected, and we’ll solve them as they come about. Even though the new plant equipment is ready to run at full capacity, the material handling and operating the plant will be a learning curve for the employees, and a ramp up will commence. I’d not expect full nameplate capacity for the plant right at the end of July, but I’d hope to be near 80%.

Once we’re in a stable operation with the new plant, which has a capacity of about 230 tons a month with all nine furnaces running, we’ll then shut down the old plant with about a 75 ton per month capacity to replace the dust collectors and the electrical systems to meet our new emission standards that we need to hit under the increased production levels of our current permit emission limits. This shutdown should take 4 to 8 weeks. While this is a longer schedule than originally projected when we were starting the engineering, keep in mind that we’re still only 1-year and 1-week after starting engineering for this project. When we started this endeavor, while we were rather sure of the amount of government funding we’d obtain, we were much less sure of the exact scope.

Only through engineering, which continued well into construction, could we know the full scope of the project to hit our production goals. On top of this, and the large delays from the heat exchanger deliveries from a third party results in this schedule, which is still a great achievement for what would likely take a typical company 3 or more years to complete. Thank you. Back to Gary.

Gary Evans - Chief Executive Officer & Chairman, United States Antimony Corporation

Thank you, Jeff, and we’re all very excited to get these new furnaces fired up, because we continue to build our inventory, which Aaron’s going to talk about here next. 2025 was a period where we were buying from foreign sources from five to six different countries. Through that effort, we learned where the best antimony was with respect to availability, and we focused on that. and Aaron’s going to talk about how we’re continuing to increase our throughput of purchase of raw ore, which now will be able to be processed in the expanded Thompson Falls facility as well as down in Mexico. So, Aaron?

Aaron Tenesch - Vice President, Antimony Division, United States Antimony Corporation

Thank you, Gary. I would like to first provide an update on our Madero smelter, followed by Thompson Falls Montana Processing Center and some hydromet updates, and then the critical mineral mill located at Radersburg, Montana, acquired at the beginning of 2026. The first quarter of 2026 saw a consolidation and increased reliability in supply contracts, providing consistent feed for the Madero smelter in Mexico throughout 2026. These same contracts should continue to roll over and provide sufficient support to allow for consistent long-term production. An average of 225 tons of high-quality feedstock is being delivered every month now. This is reflected in our inventory numbers reported today, which are twice what they were last year. Through this reliability in material and supply, consistent operations have been realized, allowing constant production and product quality.

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The strengthening of international relationships in these supply contracts may lead to other critical mineral sources that may provide future developments. Specialized methods to remove the typical contaminants of arsenic and iron have been developed at the Madero smelter, resulting in the production of very clean antimony ingots, meeting stringent specifications and satisfying preferred sales contracts.

The Thompson Falls processing center continues with consistent production, while working with two new feed sources in preparation for the full commissioning of the expansion. New midstream feed sources continue to be developed. Despite delays in critical equipment delivery and typical startup issues, our operating partner in Bolivia began producing metallic antimony flake in March and hosted a tour for U.S. Antimony and our joint venture partner, Americas Gold and Silver senior management in early April. Initial shipments to Thompson Falls have commenced.

The hydromet system to be built in joint venture with Americas Gold and Silver will be more complex than the system we assisted in building in Bolivia, but is a similar process. The product will also be a metallic antimony flake that will be delivered to Thompson Falls for final product conversion. A further update on Bolivia, we are happy to report that our operating partner there has commissioned their processing circuits fully and has prepared the first shipment. That shipment has undergone third-party sampling and sealing, with shipping now fully booked from door to door.

The United States Antimony critical mineral mill, located in Radersburg, Montana, was purchased in early January of this year. Very light development and system upgrade work has been completed, and the standard crushing, grinding, gravity, and flotation systems are ready for operations. Further upgrades will add capacity, flexibility, and general capability in recovering various mineral products. While the processing circuit required minimal upgrades, there was not a functional laboratory. A new building has been constructed, and new laboratory equipment is currently being installed.

The lab will have complete sample preparation, fire assay, wet chemistry, and XRF analysis areas. Sufficient baghouses and fume hoods have been delivered to support health and safety, along with general cleanliness. A modern XRF system featuring a 3-kilowatt XRF is in the process of being installed. These diverse analytical capabilities will support the recovery of antimony and other critical minerals.

Test work performed on the Stibnite Hill ore is nearly complete and features several different reagent combinations and extensive optimization work. Initial tests reported antimony grades in excess of 60% in flotation concentrates. We hope more refined testing and plant production will support even higher grade concentrates. We are excited about this next phase of USAC expansion and look forward to processing mined materials from Montana, Alaska, and potentially other locations.

Thank you. And back to you, Gary.

Gary Evans - Chief Executive Officer & Chairman, United States Antimony Corporation

Before I let you go, Aaron, there’s two things I’d like to elaborate on a little further for our listeners. The first is, why is it so important having our own laboratory up in Radersburg for our future operations? I don’t think people understand how necessary that construction and completion is to our company. Number two, how can our hydromet processing technology assist in handling maybe other critical minerals outside of antimony? I know we talked about that when we were down in Bolivia, but how can that process really begin helping us as we start to possibly manage silver or copper or other critical minerals? Can you elaborate on those two questions?

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Aaron Tenesch - Vice President, Antimony Division, United States Antimony Corporation

I can. We’ll start with the laboratory because that one’s a little easier maybe. Really, a flotation mill or any concentrating system like that is subject to the variability in the ore and in the feed. And it actually needs much quicker analysis and more available information than other types of systems. So, therefore, you really want a laboratory to be available that produces results in less than 24 hours, so you have real-time results on what the system is doing at that moment. There’s a couple more reasons that we do need our own lab there. Really to support other exploration in our really diverse mineral portfolio, we need quicker results for those efforts as well.

Current lead times in most national labs are beyond a month, some are approaching 2 months to get results, that just doesn’t support a very good field program for exploration. So, having our own ability to analyze many of these different elements will really help support those efforts. Beyond all of that, antimony is not a very commonly pursued mineral, and so there really are no labs that specialize in the analysis of antimony, and especially in the high-grade products that we will produce there with the flotation concentrates. For those reasons, we really need our own lab that has these diverse capabilities.

Now, on the hydromet front, there is some universal equipment there, maybe not quite as universal as flotation concepts in the mill, but a lot of these minerals pass-through essentially the same equipment. The chemistry may be a little different, but the vehicles are very similar. So, we will be able to adapt or expand upon our hydromet capabilities in sort of a building block manner with these technologies. The other reason we are moving at least part of our focus to these technologies is its flexibility in diversification with handling contaminants and neutralizing those in a little bit more direct way than some of the other traditional technologies.

Gary Evans - Chief Executive Officer & Chairman, United States Antimony Corporation

Super. Thank you, Aaron. It’s exciting. I know you’re I think having a grand opening of your Radersburg facility, what, in July? Is that correct? With the governor?

Aaron Tenesch - Vice President, Antimony Division, United States Antimony Corporation

Yes. We will be there July 7th, I believe. The governor and I think maybe one of our senators.

Gary Evans - Chief Executive Officer & Chairman, United States Antimony Corporation

Excellent. Okay. Let’s now turn over the call to Jonathan Miller, who’s going to update us on all the marketing activities that he and I have worked on since the beginning of the year. Jonathan?

Jonathan Miller - Vice President, Investor Relations & Global Sales Manager, United States Antimony Corporation

Thank you, Gary, and good afternoon, everyone. Our first quarter was another bolt-on period for United States Antimony Corporation. It reflected the acceleration of our strategy, the expansion of our existing platform, and the growing recognition that antimony is no longer a niche industrial input. It is a strategic mineral tied directly to national defense, energy security, industrial resilience, and the reindustrialization of a critical supply chain in the United States.

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Over the past several months, the world has continued to wake up to what we have been building for the last several years. Antimony supply remains significantly constrained. Western processing capacity remains limited. China has become a net importer amid tightening raw material availability and processing disruptions. Demand is increasingly tied to strategic applications where quality assurance, quality control, reliability, and traceability are essential, and where this emerging antimony market is lacking. In that environment, United States Antimony is positioned at the center of a critical domestic supply chain in North America that very few companies incredibly address.

During the first quarter alone, Gary and I held more than 200 meetings and introductions with new funds, institutions, family offices, and strategic investors. We completed six non-deal roadshows across key financial centers, including Minneapolis, Chicago, Boston, and New York. We also participated in five investor conferences, both virtual and in-person, reaching thousands of additional investors through meetings, streaming platforms, and social media distribution. This level of engagement reflects a deliberate strategy to broaden our shareholder base, increasing institutional awareness, and educate the market on both United States Antimony and the broader critical mineral landscape.

We are seeing that strategy translate into ownership. Public ownership data showed increasing participation from global index managers, small cap growth funds, natural resource funds, infrastructure oriented strategies, and global metals and mining funds. Several large funds initiated or increased positions during the quarter, reflecting what we believe is a continued transition from primarily retail awareness toward a deeper and more durable institutional following. Our institutional ownership is now approaching 50%.

At the same time, we continue to communicate consistently with shareholders through social media, press releases, television interviews, podcasts, and commercials covering company developments, the antimony market, and the broader critical minerals environment. Q1 also included several major corporate milestones. Today, we are excited to launch our new corporate website, which is now live and better reflects the company we are becoming. Larger, more visible, more institutional, and increasingly central to America’s critical minerals future. So, if you’re experiencing difficulty accessing our website right now, please allow 48 hours for all the data to transfer servers.

Now, before discussing the quarter strategic milestones, I want to ground the story in a few hard fundamentals. UAMY began the year at $5.93 per share and ended Q1 at $8.30 per share, representing an increase of approximately 40% or a 1.4 times move during the quarter. We began the year with an approximate market cap of $830.4 million on January 2, 2026, and ended the quarter at approximately $1.19 billion. That represents approximately 43.4% market cap growth or 1.43 times increase from the start of the year.

We ended the quarter with approximately $118.9 million in cash, U.S. Treasury securities, and marketable equity securities, giving the company flexibility to fund growth initiatives. We also continue to trade with elevated liquidity, with current data showing average daily volume in the roughly 12-million-plus share range, with a number of days approaching 20 million shares in volume.

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Now, let’s turn back to our milestones. First, we were awarded a $27 million government grant from the Department of War, a process that began in December 2024 and reflects the increasing strategic importance of domestic antimony production and processing capacity. This award represents more than capital. It represents validation. It reinforces our mission and the role United States Antimony can play in strengthening America’s critical mineral independence.

Second, we completed our uplisting from the NYSE American to the NYSE Classic Board. On March 11, 2026, our team had the honor of ringing the opening bell at the New York Stock Exchange. That moment represented more than symbolism. It marked the next stage of our evolution, greater visibility, a broader institutional platform, and a stronger position in the public markets.

Third, we released our episodic company docuseries across our website and social media channels. The goal was not only to tell our story, but to educate the public on why antimony matters, why domestic processing matters, and why critical mineral reindustrialization is essential to America’s future. We also launched a national television commercial campaign across leading business, cable, and streaming platforms to bring the United States Antimony story beyond the investor community and into the broader public conversation. Critical minerals are no longer just a market topic. They are a national topic, an industrial topic, and a defense topic. And we intend to help lead that conversation.

Gary also remained a visible public voice for the company and the industry. During the quarter, he made eight public appearances, including interviews on Fox Business, Bloomberg, and NYSE TV, along with several notable investor podcasts. These appearances helped broaden awareness and reinforce the company’s role in the domestic antimony supply chain.

Operationally and strategically, one of the most important developments of the quarter was the strengthening of our relationship with Americas Gold and Silver. Senior management, including the CEOs from both companies, traveled to Bolivia, where we met with our hydrometallurgical partner and toured the operation firsthand. After several days of technical discussions, site visits, and collaboration among our chemists and engineers, we came away increasingly confident in the path ahead.

Our yet to be built 120,000 square foot hydromet facility in Idaho is designed to be state-of-the-art and the first-of-its-kind for domestic antimony production with a target goal of 1,000 tons per month of 99.9% pure antimony, which is roughly half of the entire U.S. market. When completed in 2028, hydromet processing could meaningfully expand the range of antimony bearing material we are able to process, including the majority of material historically we’ve rejected because of low stibnite grade or high impurity levels. That matters because it changes the scale of the opportunity.

We are not simply building capacity for today’s feedstock. We are building a processing platform for the next generation of domestic and allied antimony supply. We believe this platform has the potential to position United States Antimony as the domestic hub for antimony processing in the U.S. with additional strategic relevance in Australia, where we also hold licensing rights. And antimony is just Phase 1. Phases 2 and 3 include silver, copper, and gold.

The bigger picture is this. Q1 was a quarter of acceleration. We expanded institutional engagement. We broadened public awareness. We strengthened strategic relationships. We advanced government supported initiatives. We elevated our listing profile. We increased visibility across national media. And we continued building the foundation for a vertically integrated antimony platform at a time when the world urgently needs secure Western aligned supply. United States Antimony is no longer just telling the market what we intend to build. We are demonstrating it, quarter by quarter, milestone by milestone, relationship by relationship.

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We believe the company has entered a new phase, one defined by scale, institutional recognition, strategic relevance, and most importantly, execution. There remains significant work ahead, but the trajectory is clear. The market is moving toward us. The policy environment is moving toward us. The strategic need is moving toward us. And United States Antimony is moving with urgency to meet that moment. In the near future, we are scheduled to participate in several key conferences and roadshows, including B. Riley in Marina del Rey at the end of this month, Lytham Partners virtual conference, William Blair’s Growth Stock Conference in Chicago, StoneX’s Natural Resource Summit in New York, the Beaver Creek Precious Metal Summit in Colorado and their Zurich Summit, and a Europe non-deal roadshow, as well as additional events to be announced as international recognition continues to grow.

I would like to close by sharing our official company purpose statement, which is to become the premier supplier of critical minerals to the United States of America. Back to you, Gary.

Gary Evans - Chief Executive Officer & Chairman, United States Antimony Corporation

Thank you, Jonathan. I didn’t realize we were so busy. I guess I do. Before we turn over the call to the listeners, I would like to conclude with an ending statement. Between our Thompson Falls expansion coming online in stages over the next few weeks, as Jeff has indicated, our successful acquisition of Radersburg flotation mill, and by the way, I had been negotiating that acquisition for well over 1-year when the original owners wanted close to $10 million, and we bought it for $4.3 million. so, very happy that we got something that fit us at a good time. Our new hydromet joint venture with Americas Gold and Silver that we announced a few months ago that’s going to be constructed in Idaho.

We’ve received now $12 million in sales orders under our DLA contract for antimony ingots, with two initial orders noticed to the federal government. So, we are making significant progress there. Our Fostung mining operations up in Canada with substantial new resource report that Joe described, which is filed with the SEC showing now close to $9 billion of value. We’ve raised $48.6 million of new equity at an average cost of $11.57 per share. And finally, federal grant applications of new funds totaling $274 billion for various projects, and I’ll describe what those applications are. Department of Energy for hydromet is $44 million, that was filed in January. We should have an answer in the next 45 to 60 days.

The DIBC, which is the Department of War, a tungsten exploration grant for $5 million. Another tungsten utilizing hydromet reestablishing a domestic supply for $105 million. And a hydromet concentrator for critical minerals of $119 million. There are additional applications that come up every week. We review them, and I can promise you we’ll be making additional applications for federal grant money. We’re a unique company in that we are providing exactly what the government is asking for. They want more antimony, they want more tungsten, and we’re working on cobalt feverishly. So, those are three critical minerals that are the top number critical minerals on the federal government list, and we’re trying our best to make that happen.

Nobody, as I said earlier, has been able to mine tungsten in close to 20 years in North America. We’re doing it right now. We’ve already moved bulk samples and are getting them assayed, and we’re highly encouraged about what we see. So, this is not only an antimony company, as I first stated, during the call. We are involved in cobalt, gold, tungsten, and zeolite, not antimony only. And so, as we continue to make the investments and progress in these various other critical minerals, and with our zeolite sales growing, we hope to have some wonderful results.

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I’ve looked very hard at our $125 million revenue guidance for this year. I’m convinced we can do it. And you’re seeing that occurring now with deliveries to the federal government. I would say $75 million to $95 million of the $125 million will be federal government shipments of antimony ingots by the end of the year. With the ramp up that’s occurring now, with the additional inventory we’ve built, with additional antimony supplies coming in, I’m highly confident that we can make those numbers. So, we’re all working hard to help you see the results of our efforts.

With that, operator, let’s turn it over to our listeners for any questions they may have.

Operator

At this time, we will be conducting a question-and-answer session. [Operator Instructions]

Q: All right, Gary, the first question is, the company has a substantial investment in Larvotto Resources in Australia. What is the status? Also, Larvotto closed at AUD 1.58, U.S. equivalent of $1.14. What is current value versus what we paid?

Gary Evans - Chief Executive Officer & Chairman, United States Antimony Corporation

Okay. Good question. You saw in the first quarter, we had a non-cash mark-to-market loss of $4.1 million, which related to the value of Larvotto stock at the end of the quarter. If you were to do that same calculation today based on where Larvotto just last closed, that increase would be $10.1 million. So, a big swing there of $14 million. So, I wish I could logically answer the question about what is going on with Larvotto. We have gotten absolutely nowhere with the management team, which seems in our minds to be entrenched. All of us have one simple objective, both their management as well as U.S. Antimony’s management, and that is to maximize the return to our shareholders. That’s our job. That’s what we get paid to do.

At this point, with no credible dialogue with management at Larvotto or even their advisors, we may simply just sell our ownership position and hopefully make some money on it. I just don’t know. It’s sad because we have a game plan for Larvotto. We wanted to put a hydromet facility there. We wanted to help out the country. It’s unfortunate that 10% of that company is owned by the Chinese. It’s unfortunate they have signed a marketing agreement with the Chinese. I can’t believe Australia is going to allow this to happen. But, at this point, we’re pretty disgusted with how things have gone with Larvotto. I can’t answer the question of where we’ll be, but we are actively looking at the possible sale of our shares in the open market or to a buyer. Next question?

Q: Next question. You had a mutually beneficial deal with Americas Gold and Silver. Wanted to see if there’s other potential agreements like that with other firms in the pipeline, and if so, can you maybe give a bit of a vision of your new view related to partnering up, especially given the vast reach that you now have when it comes to various elements that may be more attractive than it was in the past? No?

Gary Evans - Chief Executive Officer & Chairman, United States Antimony Corporation

Yeah. I would say that most upstream miners really don’t have a desire to be a refiner. That was the same way in the oil and gas business that I worked in for 38 years. You either were an oil and gas driller, you might have midstream, which is processing or pipelines, but I don’t know of any oil and gas company that was a refiner. Well, here we’re a refiner going upstream, and so we know the refining business very well. We’ve proven that we’re the sole source supplier of antimony to the U.S. government. And we have now taken the risk of developing a hydromet facility in Bolivia that we’re going to duplicate in Idaho with Americas Gold and Silver.

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The opportunity to take that technology and move it into other critical minerals definitely exists. It’s not exactly duplicative. Things have to be changed from a mechanical and technology standpoint, but we think we have the people and the know-how to do that. So, no question that us getting into hydromet process, and I don’t want people to think that we invented this. Hydromet’s been around for 40 years. It’s been used. And so, what we’ve done, though, with our partners, have developed it and fine-tuned it to really handle antimony in a way that’s never been done before. As I think Aaron stated in his commentary, we can now take, once the hydrometallurgy facility is up and running, all kinds of grades of antimony, which we cannot take today in our gas-fired furnaces. We can take impurities that today we cannot take in our gas-fired furnaces.

What it does is opens up the door for lots of other antimony supply that sits around the world that we have seen and tried to process and could not. That was what we did in 2025. We now have homed in on the highest quality antimony around, and that’s what we’re processing. So, no question, once we announced the Americas Gold and Silver opportunity, we got called from a number of companies that, “Hey, we don’t want to do what you do. Can we bring our antimony to you?” So, we are focused on this facility not just handling Americas Gold and Silver, but other third-party suppliers of antimony, some in the general area of where we’ll be building this plant in Idaho. Next question?

Q: Does the company expect to mine or sell any tungsten in calendar year 2026? And if so, what’s the target month for first revenue?

Gary Evans - Chief Executive Officer & Chairman, United States Antimony Corporation

That’s a really good question that, I would have to defer to Joe with. I think the chances of us selling any magnitude of tungsten are small. I think the chances of us determining what we have as commercially operational are very good. Joe, how would you respond to that?

Joe Bardswich - EVP, Chief Mining Officer & Director, United States Antimony Corporation

I think that’s correct. I’d like to see us put out 20,000- to 50,000-ton bulk sample, put that through one of the local mills in the Sudbury area and truck that concentrate down to Pennsylvania or some other processor to make that into ammonium paratungstate. Full production, no. There’d be quite a bit of permitting to get to that full production level. As it is in Ontario, the potential for producing a bulk sample up to 50,000 tons is covered in at the stage we are in the permitting. Back to you, Gary.

Gary Evans - Chief Executive Officer & Chairman, United States Antimony Corporation

Great. Yeah. Thank you. Next question, Jonathan?

Q: How is UAMY positioning itself as a strategic player to decouple our national reliance on Chinese supply lines?

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Gary Evans - Chief Executive Officer & Chairman, United States Antimony Corporation

Well, I think everything we’re doing answers that question. I mean, the fact that the government has given us money to expand our facility in Thompson Falls, which is what Jeff has been working on for a year. The fact that we have a significant government contract that I can promise you they want filled faster than we are capable right now, but we’re getting there very quickly. Our first two orders have been notified to the government. They’re inspecting them now, and we’re getting into the mode of having this consistently done every month. We’ve got a great supply. We’ve got our systems running right. Our new smelter will be running. So, those volumes will go up incrementally over each month.

I think the fact that we have won these awards, we have new awards we’re seeking, that we have a great dialogue with the government. General Keane has been extremely helpful on our board in helping us navigate the bureaucracy that our government has. And I think that we’re perfectly positioned. We got involved with tungsten at the government’s request. This wasn’t something that we just decided to do. We got involved in cobalt at the government’s request. We need cobalt. We need tungsten. We’ll fund you. That’s why we’re doing what we’re doing. So, I think the fact that we are performing, we’re delivering, we’re doing what we’re supposed to be doing, and we’re doing it correctly, gives us tremendous credibility with the federal government.

Q: Next question. Given the $27 million in DoD grants, how much of that capital is already deployed? And what is the specific timeline for the next tranche of funding based on your milestones?

Gary Evans - Chief Executive Officer & Chairman, United States Antimony Corporation

Well, we’ve received payment of $12 million of the $27 million. Remember that $27 million is broken up, $20 million for Thompson Falls, $7 million for Alaska. I believe the remaining $20 million, which is, what? $8 million will get paid this year as Jeff is able to get the furnaces and all commissioned and running. There are certain specific milestones of release of that remaining $8 million. The $7 million for Alaska, I don’t believe we’ll see any this year. I believe we’ll see most of that in 2027. The reason for that is that certain things the government has required for that $7 million would impede our speed that we’re moving at in Alaska to do certain things.

And so, a lot of it has to do with some environmental red tape, and we prefer to wait to get that $7 million until we’re done with the entire summer period of Alaska. The biggest negative for Alaska is the working period. We’re not really starting until now here in May, and we run till maybe September, October, and then that’s done. So, during that wintertime period, we’ll be doing the work necessary for the remaining $7 million grant.

Q: Thank you. And I think we might have already addressed this question when Jeff Fink was speaking, but when will the expansion of the smelter be completed?

Gary Evans - Chief Executive Officer & Chairman, United States Antimony Corporation

Well, it’s going in phases. As Jeff mentioned, he’s going to be firing up furnaces here over the next 10 days to 2 weeks. It will be done, 80%, he stated, will be running by hopefully mid-July, end of July, with the remaining 100% coming on as the months go. So, that’s a big increase of where we are today. We’re going to delay shutting down the first group of furnaces, the old facility, as long as possible to be sure all the kinks are out and they were not missing anything. Obviously, there’s an employee count involved as well. You may remember we bought a housing development in Thompson Falls late last year to house people that couldn’t find a place to live.

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We’re doing it in a very controlled manner that makes sure that we don’t lose production. We want to increase production and delay any other things as long as possible so that we can meet our target of $125 million.

Q: Next question. You were very confident in moving your 2026 revenue expectations up from $100 million to $125 million. Are you still confident with that number for the year?

Gary Evans - Chief Executive Officer & Chairman, United States Antimony Corporation

I’m still confident that we can deliver, as I said earlier, $75 million to $95 million of antimony ingots to the federal government. Demand is not the problem. It’s just making sure we can process it and deliver it at the speed that the government wants. And so, getting Mexico’s kinks out, which we’ve done, getting the new smelter operational, which we’ll be doing in the next couple of weeks, and having the consistent high-quality supply of material coming along with the Bolivian antimony flake, allows us to feel comfortable keeping that $125 million number.

Q: Next question. Any new cobalt prospects?

Gary Evans - Chief Executive Officer & Chairman, United States Antimony Corporation

We do have some negotiations going on with cobalt. I can’t really go into detail with that. I know Joe is also doing some additional work around our cobalt property up in Canada. I don’t really want to comment on that yet either for competitive reasons. So, we are still focused on cobalt, and we’ve learned a lot regarding the property we currently own and where we want to be and what we need. And so, there has been one party I’ve been talking to for almost a year on another cobalt refining process, and we’re making progress.

Q: Next question looks like it might be for Melissa. Is BRZ pursuing soil amendment and filtration markets?

Melissa Pagen - President & Chief Operating Officer, BRZ Division, United States Antimony Corporation

Thanks, Jonathan. Yes, Kevin, thank you for that question. We will pursue every market possible that comes to us. But, as you know, BRZ is a pretty small team and a small company. So, as we started off the year, we recognized the need to focus on a couple of markets that we could take on ourselves. And the way that we’re getting at the soil amendment and filtration markets is we’re trying to leverage our largest customers and longstanding relationships through their distribution.

One of the things we found when we first, I think it was 2023, when we came out of the gate, guns blazing, saying, “We’re going to go after every direct customer.” But what we found is in order to market in all of these spaces that are really incredibly huge spaces like the water filtration market, you have to put a lot of manpower there. You have to put a lot of money into the marketing. So, we’re seeing ways to leverage these relationships that are already standing, that in order to get to these other markets while we focus on cattle nutrition. Because, again, the capital expenditures required for all of these different spaces are significant. So, we’ve chosen to focus on cattle nutrition and leverage these longstanding customer relationships through their distribution. And we’re in the process of formalizing those relationships and that distribution for filtration. And these customers are also looking into soil amendment.

Q: Thank you, Melissa.

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Gary Evans - Chief Executive Officer & Chairman, United States Antimony Corporation

Just to follow-up on that, Melissa, a lot of people don’t realize that beef prices are at all-time highs today. And so, cattlemen are looking for every way to get extra poundage out of their cattle before slaughter. That’s what zeolite is perfectly geared for. And we’re making such great headway in the cattle market that we want to stay focused, but we are looking at nutrition. In fact, we’ve had a couple of companies come to us for exclusive contracts. We’re still deciding whether we’re going to do that or not. But, it is an area we definitely want to pursue, but we’re hitting the hottest iron right now, which is cattle.

Q: Thank you. Next question. Does the Iran conflict directly affect government demand for antimony?

Gary Evans - Chief Executive Officer & Chairman, United States Antimony Corporation

Absolutely. Every conflict the government’s involved in, whether it be Venezuela, Iran, or whether it be Israel and Lebanon, or whether it be Ukraine and Russia, you cannot fire a bullet without antimony. You need antimony for laser-guided missiles and drones. And as you know, the drone business today is a lot bigger than it was, 6 months or 1-year or 2 years ago. Yes, we’ve heard it loud and clear from the representatives of the government we deal with that they want more antimony like yesterday. And so, we’re working very, very hard in trying to meet that demand and that goal.

Q: Thank you, Gary.

Gary Evans - Chief Executive Officer & Chairman, United States Antimony Corporation

We’ll take one more question, Jonathan. One more question, then we’ll close up.

Q: Sure. Back in 2024, PPTA and UAMY were in cooperation with each other. Are we looking at them as a possible joint venture like we have with Americas Gold and Silver?

Gary Evans - Chief Executive Officer & Chairman, United States Antimony Corporation

You would have to ask that question to them. I know there’s been some conversations with the CEO of Americas Gold and Silver and Perpetua. We have not had any direct conversations with them in better part of a year. So, I cannot answer that question.

Q: And Gary, there is just one more question, which is a question we do get asked pretty frequently. The current U.S. administration has shown a good appetite for taking stakes in companies. If this ramped up and Donald Trump took an interest in mineral companies like UAMY, would UAMY dilute stock to give the government a stake?

Gary Evans - Chief Executive Officer & Chairman, United States Antimony Corporation

Well, I tell everybody that I’d prefer not. If you look at what the government has done with the various critical and rare earth companies that they’ve invested in, those are typically embryonic companies that have no access to capital. They’re companies that they need the government to be able to do what they’re doing, because they’re 3, 4, 5 years away from actually generating any revenues. We’re obviously not in that position. We’re much better suited for receiving government grants because the government grants are obviously non-dilutive, but they expedite us moving quicker to meet the demands that the government needs.

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The hydromet technology that we’ve developed with our partners in Bolivia is a perfect example of that. So, a lot of the money, this money that I mentioned that we’re looking for from the government, totaling $274 million, a big chunk of that is hydromet. It’s new technology, and it’s ways to do things better, faster, more economic than we’re doing in the past. That’s what the government’s looking for. They’re trying to bring the refining capacity back to the United States, but do it in a smarter way, and that’s what we’re excited about as it relates to hydromet, and that’s why we’ve been able to do the joint venture.

I think as we make further progress building out our hydromet technology, that the business will come undoubtedly, and not concerned about that at all. I know of no antimony processing facility currently being contemplated in North America. Zero. We’re it. So, we want to stay being it, and we want to continue being ahead of the curve with technology, and that’s what we’re trying to do.

Jonathan Miller - Vice President, Investor Relations & Global Sales Manager, United States Antimony Corporation

Yeah, absolutely, right. The domestic demand is already there. Thank you, Gary. I’m going to turn it back over to the operator for closing statements.

Operator

We have reached the end of the question-and-answer session. And I will now turn the call over to Gary C. Evans for closing remarks.

Gary Evans - Chief Executive Officer & Chairman, United States Antimony Corporation

Just want to thank all of you for listening today. I know the quarter one isn’t exactly what you expected, but please have a little patience. As I mentioned, it’s year-end. We’re going to have some bumpy quarters, but all in all, the results are going to be phenomenal. We’re on game plan. We’re accomplishing all the goals and objectives that we outlined to each of you. We’re excited about where we are and where we’re going. So, look forward to some more additional positive press releases and comments coming out.

We’re trying to continue to educate the government as to who we are and what we’re doing. While the federal government has got a good handle on it, we’ve got house members and senators in the various states that are having to be educated. We want to be the critical mineral company the U.S. government thinks of first, and we’re trying our best to be in that position. So, thank you for your time and hope you have a good rest of your week.

Operator

This concludes today’s webcast, and you may disconnect your lines at this time. Thank you for your participation.

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Cautionary Note Regarding Forward-Looking Statements:

This transcript contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, without limitation, statements regarding the Company’s future operations, production levels, financial performance, business strategy, market conditions, demand for antimony, zeolite, other critical minerals and precious metals, expected costs, and other statements that are not historical facts. These statements are based on current expectations, estimates, forecasts, and projections about the industries in which the Company operates, as well as management’s beliefs and assumptions. Words such as “anticipates,” “expects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “may,” “will,” “should,” “could,” and variations of these words or similar expressions are intended to identify such forward-looking statements.

Forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those indicated in such statements, including, but not limited to: fluctuations in the market prices and demand for antimony and zeolite; changes in domestic and global economic conditions; operational risks inherent in mining and mineral processing; geological or metallurgical conditions; availability and cost of energy, equipment, transportation, and labor; the Company’s ability to maintain or obtain permits, licenses, and regulatory approvals; changes in environmental and mining laws or regulations; competitive factors; the impact of geopolitical developments; and the effects of weather, natural disasters, or health pandemics on operations and supply chains. Additional information regarding risk factors that could cause actual results to differ materially is included in the Company’s filings with the U.S. Securities and Exchange Commission, including the most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q.

All forward-looking statements are expressly qualified in their entirety by this cautionary notice. You should not rely upon any forward-looking statements as predictions of future events. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise, except as required by law. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof.

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